Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 101 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 20, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 Annual Report to Shareholders of the Loomis Sayles Core Plus Bond Fund, a series of Natixis Funds Trust I, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

January 24, 2013